TERMINATION OF PROMISSORY NOTE

This Termination Agreement of Promissory Note (“Termination Agreement”) is entered into the 22nd day of January 2014, by and among MEDISTEM, INC., (“Medistem”) and RANDBER, LLC (“Randber”).

RECITALS

A.	WHEREAS, Medistem executed a Promissory Note dated 19 August, 2013 (“Date of Note”), in the original principal amount of $500,000 in favor of Randber (the “Note”);

B.	WHEREAS, Medistem did not draw any amounts under the Note;

C.	WHEREAS, all unused principal shall be returned to Randber.

D.	WHEREAS, the parties hereto agree that Medistem shall pay Randber $10,685 which is the accrued interest owed on the Note from the Date of Note to the date of this Termination Agreement at a semiannual compounded rate of 5%. The accrued interest shall be paid as 21,370 shares of Medistem common stock that represents a conversion rate of $0.50 per share, the conversion rate stated in the Note.

E.	WHEREAS, other than the interest mentioned above, there are no obligations outstanding among the parties whatsoever relating to the Note: and

NOW, THEREFORE, based on the foregoing under the conditions stated below, the parties hereto desire to terminate the Note.

AGREEMENT

The Note is hereby terminated, and is of no further force and effect. Randber hereby agrees to promptly return the Note to Medistem upon receipt of the original principal amount of $500,000.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement.

RANDBER, LLC.	MEDISTEM, INC.

/s/ Vladimir Zaharchook-Williams	/s/ Alan Lewis
By: Vladimir Zaharchook-Williams	By: Alan J. Lewis, Ph.D.
Its:	Its: Chief Executive Officer